---------
 FORM 4
---------

[ ] Check this box if no longer
    subject to Section 16. Form                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    4 or Form 5 obligations may                             WASHINGTON, D.C. 20549
    continue. See Instruction 1(b).               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                      of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                        |                                                  |     to Issuer (Check all applicable)
Fernandez     Castor                    |     Spanish Broadcasting System, Inc. (SBSA)     |     __X__ Director  _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)    |  3. IRS or Social      |  4. Statement for       |     _____ Other (specify below)
                                        |     Security Number    |     Month/Year          |
      2601 South Bayshore Drive         |     of Reporting       |  November 2001          | Executive Vice President of Programming
----------------------------------------|     Person, if an      |-------------------------|----------------------------------------
               (Street)                 |     entity (Voluntary) |  5. If Amendment,       |  7. Individual or Joint/Group Filing
                                        |                        |     Date of Original    |     (Check Applicable Line)
                                        |                        |     (Month/Year)        |  _X_ Form filed by One Reporting Person
                                        |                        |                         |  ___ Form filed by More than One
Coconut Grove,    FL             33133  |                        |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2. Transaction|3. Transaction |4. Securities Acquired (A)|5. Amount of |6. Owner-|7. Nature
   (Instr. 3)                           |   Date       |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                        |   (Month/Day/|   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                        |   Year)      |               |                          | Owned at End| Direct  | Bene-
                                        |              |---------------|--------------------------| of Month    | (D) or  | ficial
                                        |              |  Code |   V   | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                        |              |       |       |        |  or  |          | and 4)      | (I)     | ship
                                        |              |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
--------------------------------------- |--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                              (Over)

                                                                                                                              1 of 2

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security|2. Conversion |3. Transaction |4. Transaction |5. Number of  |6. Date Exer-     |7. Title and Amount
   (Instr. 3)                  | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     | (Month/Day/   |               | Securities   | Expiration Date  | Securities
                               | Derivative   | Year)         | (Instr. 8)    | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |               |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expi-  |        | Amount or
                               |              |               |               | 4, and 5)    | Exer-   | ration |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Stock Options (right to buy)   |    $7.50     |  10/29/01     |  A    |       |50,000|       |  (1)    |10/29/11|Class A | 50,000
                               |              |               |       |       |      |       |         |        |Common  |
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
8. Price of   |9. Number of    | 10. Ownership     |11. Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |     50,000     |        D          |               |
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

(1) Options vest and are exercisable to the extent of 10,000 immediately on October 29, 2001, 10,000 on October 29, 2002,
10,000 on October 29, 2003, 10,000 on October 29, 2004 and 10,000 on October 29, 2005.


                                                                      /s/ Castor Fernandez                         12/14/01
                                                                      ------------------------------------        -----------------
                                                                      **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                            2 of 2